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                                                                   EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        PACKAGING CORPORATION OF AMERICA

            The corporation was incorporated under the name "Packaging Corporation of America" by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 25, 1999. This Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware. The corporation has not received any payment for any of its stock. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE ONE

            The name of the corporation is Packaging Corporation of America (the "Corporation").

                                   ARTICLE TWO

            The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

            The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

            4.1 Authorized Shares. The total number of shares of stock which the Corporation has authority to issue is 4,000,100 shares, consisting of 3,000,000 shares of initially undesignated Preferred Stock, with a par value of $0.01 per share (the "Preferred Stock"), 100 shares


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of Junior Preferred Stock, with a par value of $0.01 per share (the "Junior
Preferred Stock"), and 1,000,000 shares of Common Stock, with a par value of $0.01 per share (the "Common Stock").

            4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

            A. The designation of the series, which may be by distinguishing number, letter or title.

            B. The number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

            C. The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

            D. Dates at which dividends, if any, shall be payable.

            E. The redemption rights and price or prices, if any, for shares of the series.

            F. The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

            G. The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

            H. Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

            I. Restrictions on the issuance of shares of the same series or of any other class or series.


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            J. The voting rights, if any, of the holders of shares of the series.

            4.3 Junior Preferred Stock.

            A. General. Except as otherwise may be required by law, all shares of Junior Preferred Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions as set forth herein.

            B. Voting Rights. Unless otherwise agreed to in writing by all of the holders of Junior Preferred Stock, until such time when the Stockholders Agreement, to be dated as of April 12, 1999, among Tenneco Packaging Inc., PCA Holdings LLC and the Corporation (as the same may be amended from time to time, the "Stockholders Agreement"), or Section 3.3 thereof is terminated or is no longer effective, whether by its terms or pursuant to agreement of the parties thereto, the holders of the shares of Junior Preferred Stock shall have the right, voting separately as a class, to elect one director (the "CEO Director") to the board of directors of the Corporation. Except as set forth in the immediately preceding sentence and except as otherwise required by applicable law, holders of Junior Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

            C. Dividends. The holders of the shares of Junior Preferred Stock, as such, shall not be entitled to receive any dividends or other distributions in respect thereof (except as provided below in Section 4.3(D) hereof).

            D. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and after the payment of any preferential amounts to be distributed to the holders of the Preferred Stock, before any payment or distribution of assets of the Corporation shall be made or set apart for payment to the holders of any shares of Common Stock, the holders of the shares of Junior Preferred Stock shall be entitled to receive $1.00 per share (the "Liquidation Preference"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Junior Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Junior Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed to the holders of the shares of Junior Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Junior Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For purposes of this Section 4.3(D), a consolidation or merger of the Corporation or a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.


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            E. Transfer. Except as contemplated by Section 8.1 of the
Stockholders Agreement, the shares of Junior Preferred Stock are not transferrable by the original holders thereof without the prior written approval of all of the holders of Junior Preferred Stock; provided that shares of Junior Preferred Stock may be redeemed, at the election of the Corporation, at any time, at a price of $1.00 per share.

            F. Retirement. Shares of Junior Preferred Stock which shall have been issued, redeemed or otherwise reacquired in any manner by the Corporation shall, upon such acquisition, be retired automatically (without any further action by the Corporation or the board of directors of the Corporation) and shall not be reissued by the Corporation.

            4.4 Common Stock.

            A. General. Except as otherwise may be required by law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions as set forth herein.

            B. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by a Preferred Stock Designation, all of the voting power of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholder, and holders of Preferred Stock and, except as expressly provided in
Section 4.3, the Junior Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

            C. Dividends. Subject to the express terms of any Preferred Stock Designation, the board of directors may declare a dividend upon the Common Stock. The holders of the Common Stock shall share ratably in any such dividend in proportion to the number of shares of Common Stock held by each.

            D. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and after the payment of any preferential amounts to be distributed to the holders of Preferred Stock and Junior Preferred Stock, the remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares held by each. For purposes of this Section 4.4(D), a consolidation or merger of the Corporation or a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

            E. Director Approval. In addition to any other vote of the board of directors required by applicable law, the Corporation shall not take any action which, as of the time the proposed action is taken, requires the affirmative vote of at least four of the five TPI/PCA Directors


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(as defined in the Stockholders Agreement) under Section 3.6 of the Stockholders
Agreement without such affirmative vote, so long as the applicable provision of such Section of the Stockholders Agreement is effective and enforceable by the parties to such agreement and has not otherwise terminated by its terms, by operation of law or by agreement of the parties thereunder.

                                  ARTICLE FIVE

                 The Corporation is to have perpetual existence.

                                   ARTICLE SIX

            In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation upon the affirmative vote of a majority of the board of directors, except as may otherwise be required by
Section 4.4(E). Each director of the Corporation shall be entitled to cast one vote as such; provided that in any instance in which the CEO Director is present and purports to vote and the vote of the CEO Director would result in an equal number of votes of the directors being cast for and against the proposal or matter, the CEO Director shall be deemed not entitled to vote on such matter or proposal.

                                  ARTICLE SEVEN

            Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                  ARTICLE EIGHT

            To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


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                                  ARTICLE NINE

            The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                   ARTICLE TEN

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

            I, THE UNDERSIGNED, being the Secretary of the Corporation, do make this certifi cate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 8th day of April, 1999.

                                    /s/ Thomas S. Souleles
                                    ----------------------------
                                    Thomas S. Souleles
                                    Secretary


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